Exhibit 99.1

Contact:	Norman C. Chambers
President & Chief Executive Officer
(281) 897-7788

NCI BUILDING SYSTEMS REPORTS IMPACT OF SOFT INDUSTRY CONDITIONS

AND ADVERSE WEATHER ON SECOND-QUARTER COMPONENTS BUSINESS

REDUCES SECOND-QUARTER EARNINGS GUIDANCE

HOUSTON (May 23, 2007) – NCI Building Systems, Inc. (NYSE: NCS) today announced that, based on preliminary results, it is reducing its guidance for earnings per diluted share for the second quarter ended April 29, 2007, to a range of $0.30 to $0.33 from the previous range of $0.50 to $0.55. The Company’s guidance excludes the share dilution related to NCI’s 2.125% Convertible Senior Subordinated Notes. The change in guidance is due to lower than anticipated sales and earnings from the Company’s Components business, reflecting weak industry demand on a comparable-quarter basis and significant price competition related to excess inventory levels for much of the quarter. In addition, the Company’s results were affected by harsh winter weather in the quarter. The Company’s second-quarter results from its Buildings and Coatings businesses were generally in line with its expectations. The Company’s backlog at the end of the second quarter increased to a record $449 million, up from $383 million at the end of the second quarter of fiscal 2006 and $365 million at the end of the first quarter of fiscal 2007.

Norm Chambers, President and Chief Executive Officer of NCI, remarked, “Our Components results for the second quarter were primarily driven by soft components demand in the nonresidential construction industry, specifically in the small building market, products for regional metal building manufacturers, mini storage and roll-up doors segments. Segment conditions in part reflected adverse winter weather in many of our markets during the second quarter. Similar to the first quarter of fiscal 2007, lower demand intensified the impact on pricing of an oversupply of inventory in the components market. These factors resulted in decreased Components sales on a comparable quarter basis, which, combined with the deleveraging effect of lower plant utilization, reduced the Component operating margin on a comparable-quarter and sequential-quarter basis. However, there was improvement in April indicating stronger demand, with increased shipments and operating income margins in our Components group. We also saw an easing of the inventory oversupply issue in the quarter.

“We intend to provide more detail on our second-quarter results and our full-year earnings guidance when we release our final results for the quarter on May 31, 2007, and in the conference call the following day. We continue to expect an improved second-half performance for the Components business, although we do not expect the Components’ margin for the full

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10943 N. Sam Houston Parkway W. • Houston, Texas 77064

P.O. Box 692055 • Houston, Texas 77269-2055 • Telephone: (281) 897-7788 • Fax: (281) 477-9675

NCI Building Systems Adjusts Second-Quarter Guidance

May 23, 2007

fiscal year to approach that for fiscal 2006. In addition, the backlog supports our expectations that our Buildings and Coatings businesses will continue to perform to budget for the second half of fiscal 2007.”

Mr. Chambers concluded, “We have consistently and successfully focused on building our business to produce long-term growth in spite of the challenges and opportunities that affect us in the shorter term. Our confidence in NCI’s longer-term prospects remains firmly grounded in the Company’s strengthening position of leadership of the metal buildings and building components industry, which is steadily increasing its share of growing nonresidential construction market.”

This release contains forward-looking statements concerning NCI’s business and operations and industry conditions, including among others industry trends, steel pricing, growth expectations and margin expansion. These statements and other statements identified by words such as “guidance,” “potential,” “expect,” “should” and similar expressions are forward looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties that may cause NCI’s actual performance to differ materially from that projected in such statements. Among the factors that could cause actual results to differ materially are the possibility that the anticipated benefits from the RCC acquisition cannot be fully realized; the possibility that costs or difficulties related to the integration of the RCC operations into the Company’s operations will be greater than expected; industry cyclicality and seasonality; fluctuations in demand and prices for steel; the financial condition of NCI’s raw material suppliers; competitive activity and pricing pressure; ability to execute NCI’s acquisition strategy; and general economic conditions affecting the construction industry. Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended October 29, 2006, identifies other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. NCI expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in its expectations.

NCI Building Systems, Inc. is one of North America’s largest integrated manufacturers of metal products for the nonresidential building industry. The Company operates 45 manufacturing and distribution facilities located in 18 states, as well as Mexico and Canada.

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